     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 2002

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------
                        ANTEON INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                                             13-3880755
(State or other jurisdiction of                                 (IRS Employer
 incorporation or organization)                              Identification No.)

                         3211 Jermantown Road, Suite 700
                          Fairfax, Virginia 22030-2801
                                 (703) 246-0200
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                   ----------
                     Amended and Restated Omnibus Stock Plan
                            (FULL TITLE OF THE PLAN)

                                   ----------
                             Curtis L. Schehr, Esq.
              Senior Vice President, General Counsel and Secretary
                        Anteon International Corporation
                         3211 Jermantown Road, Suite 700
                          Fairfax, Virginia 22030-2801
                                 (703) 246-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------
                                   COPIES TO:
                              John C. Kennedy, Esq.
                              Carl L. Reisner, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                                 (212) 373-3000

                                   ----------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------- ------------------------ ------------------ ------------------- ---------------
          Title of Each Class of            Amount to be Registered  Proposed Maximum    Proposed Maximum     Amount of
       Securities to be Registered                                    Offering Price    Aggregate Offering   Registration
                                                                           Per                Price              Fee
                                                                          Share
------------------------------------------- ------------------------ ------------------ ------------------- ---------------
Common Stock, par value $0.01 per share (1)        4,665,608              $ 7.92           $36,951,615.36       $3,400
------------------------------------------- ------------------------ ------------------ ------------------- ---------------
Common Stock, par value $0.01 per share (2)        1,381,680              $20.25           $27,979,020          $2,575
------------------------------------------- ------------------------ ------------------ ------------------- ---------------
Preferred Stock Purchase Rights (3)                        -                   -                     -               -
------------------------------------------- ------------------------ ------------------ ------------------- ---------------

(1) Represents 4,665,608 shares of Common Stock reserved for issuance pursuant to stock options having a weighted average exercise price of $7.92 granted pursuant to the Amended and Restated Omnibus Stock Plan. The registration fee for such shares was calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the weighted average exercise price of such options. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued as a result of stock splits, stock dividends or similar transactions.
(2) Represents 942,040 shares of Common Stock reserved for issuance under the Amended and Restated Omnibus Stock Plan and 439,640 shares of Common Stock issued upon the exercise of options prior to the date hereof. The registration fee was calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares on March 22, 2002 as reported on the New York Stock Exchange. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3) This registration statement also includes rights to purchase Series A Preferred Stock, par value $0.01 per share. One right is attached to each share of Common Stock. The rights will not be transferrable separately from the Common Stock until specified events have occurred in connection with a prospective change of control of the registrant. No registration fee is required for these rights, because they are being issued for no additional consideration.

================================================================================

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                                EXPLANATORY NOTE

         The Section 10(a) prospectus being delivered by Anteon International Corporation (the "Company") to participants in the Company's Amended and Restated Omnibus Stock Plan (the "Plan") as required by Rule 428 under the Securities Act, has been prepared in accordance with the requirements of Form S-8 and relates to shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), which have been reserved for issuance pursuant to the Plan. The information regarding the Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

         This registration statement on Form S-8 also includes a prospectus prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and relates solely to resales on a continuous or delayed basis in the future of up to an aggregate of 439,640 shares that constitute "restricted securities" which were issued under the Plan prior to the filing of this registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                               REOFFER PROSPECTUS

                         439,640 SHARES OF COMMON STOCK
                       OF ANTEON INTERNATIONAL CORPORATION

         Shares of common stock, $0.01 par value per share, offered hereby will be sold from time to time by certain stockholders of ours described under the caption "selling stockholders" in this prospectus. The selling stockholders are current or former employees, officers and directors of our company.

         The common stock trades together with a right to purchase our Series A Preferred Stock, par value $0.01 per share, and references in this prospectus to our "common stock" are also references to this attached right.

         The sales may occur in transactions on the New York Stock Exchange at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

         Some of the shares of common stock are "restricted securities" under the Securities Act of 1933 before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our common stock is traded on the NYSE under the symbol "ANT" On March 25, 2002, the last reported sale price of the common stock, as reported on the NYSE, was $19.55 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 MARCH 26, 2002

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                                TABLE OF CONTENTS

Where You Can Find More Information...........................................ii

The Company....................................................................1

Risk Factors...................................................................1

Forward-Looking Statements....................................................12

Use of Proceeds...............................................................13

Selling Stockholders..........................................................13

Plan of Distribution..........................................................15

Legal Matters.................................................................16

Experts.......................................................................16

                                -----------------

         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Certain selling stockholders are offering to sell shares and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. The prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by that reference.

         We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. This registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov. Documents incorporated by reference are also available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You may request a copy of documents incorporated by reference in this prospectus by contacting us in writing or by telephone at our principal executive office:

                        Anteon International Corporation
                         3211 Jermantown Road, Suite 700
                          Fairfax, Virginia 22030-2801
                          Attention: Investor Relations
                            Telephone: (703) 246-0200

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents and information previously filed with the SEC by us are incorporated by reference in this registration statement:

         (1) A registration statement on Form S-1 (Commission File No. 333-75884) under the Securities Act, in the form declared effective on March 11, 2002 including the prospectus dated March 11, 2002 as filed by us under Rule 424(b) on March 12, 2002.

         (2) The description of our common stock set forth under the caption "Description of Capital Stock" in our prospectus dated March 11, 2002, as filed by us under Rule 424(b)(4) on March 12, 2002.

         All reports and other documents subsequently filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of these documents.

                                   THE COMPANY

         We are a leading provider of information technology solutions and advanced systems engineering services to government clients as measured by revenue. We design, integrate, maintain and upgrade state-of-the-art information systems for national defense, intelligence, emergency response and other high priority government missions. We also provide many of our government clients with the systems analysis, integration and program management skills necessary to manage their mission systems development and operations.

         We are a Delaware corporation, incorporated in Delaware in 1996, and our predecessor, Anteon International Corporation, a Virginia corporation, was incorporated in Virginia in 1976. Our principal executive offices are located at 3211 Jermantown Road, Suite 700, Fairfax, Virginia 22030, and our telephone number is (703) 246-0200.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE BUYING SHARES OF OUR COMMON STOCK. ANY OF THE RISK FACTORS WE DESCRIBE BELOW COULD SEVERELY HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS. THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE IF ONE OR MORE OF THESE RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS. YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. SOME OF THE STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

FEDERAL GOVERNMENT CONTRACTING RISKS--OUR BUSINESS COULD BE ADVERSELY AFFECTED BY SIGNIFICANT CHANGES IN THE CONTRACTING OR FISCAL POLICIES OF THE U.S. FEDERAL GOVERNMENT.

         We derive substantially all of our revenues from contracts with the U.S. federal government or subcontracts under federal government prime contracts, and we believe that the success and development of our business will continue to depend on our successful participation in federal government contract programs. Accordingly, changes in federal government contracting policies could directly affect our financial performance. Among the factors that could materially adversely affect our federal government contracting business are:

         - budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

         -        changes in federal government programs or requirements;

         - curtailment of the federal government's use of technology services firms;

         -        the adoption of new laws or regulations;

         -        technological developments;

         - federal governmental shutdowns (such as that which occurred during the government's 1996 fiscal year) and other potential delays in the government appropriations process;

         - delays in the payment of our invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons;

         - competition and consolidation in the information technology industry; and

         -        general economic conditions.

         These or other factors could cause federal governmental agencies, or prime contractors where we are acting as a subcontractor to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts, any of which could have a material adverse effect on our financial condition and operating results. Many of our federal government customers are subject to stringent budgetary constraints. We have substantial contracts in place with many federal departments and agencies, and our continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies.

EARLY TERMINATION OF CONTRACTS--OUR FEDERAL GOVERNMENT CONTRACTS MAY BE TERMINATED BY THE GOVERNMENT AT ANY TIME PRIOR TO THEIR COMPLETION, AND IF WE DO NOT REPLACE THEM, OUR OPERATING RESULTS MAY BE HARMED.

         We derive substantially all of our revenues from U.S. federal government contracts and subcontracts under federal government prime contracts that typically are awarded through competitive processes and span one or more base years and one or more option years. The option periods typically cover more than half of the contract's potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract on short notice, with or without cause. A decision not to exercise option periods or to terminate contracts would reduce the profitability of these contracts to us. Our contractual costs and revenues are subject to adjustment as a result of federal government audits. See "-Contracts Subject to Audit."

         Upon contract expiration, if the customer requires further services of the type provided by the contract, there is frequently a competitive rebidding process and there can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. The unexpected termination of one or more of our significant contracts could result in significant revenue shortfalls. The termination or nonrenewal of any of our significant contracts, short-term revenue shortfalls, the imposition of fines or damages or our suspension or debarment from bidding on additional contracts could harm operating results for those periods.

         Most federal government contract awards are subject to protest by competitors. If specified legal requirements are satisfied, these protests require the federal agency to suspend the contractor's performance of the newly awarded contract pending the outcome of the protest. These protests could also result in a requirement to resubmit bids for the contract or in the termination, reduction or modification of the awarded contract.

CONTRACTS SUBJECT TO AUDIT--OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A NEGATIVE AUDIT BY THE DEFENSE CONTRACT AUDIT AGENCY. WE COULD BE REQUIRED TO REIMBURSE THE U.S. FEDERAL GOVERNMENT FOR COSTS THAT WE HAVE EXPENDED ON OUR CONTRACTS AND OUR ABILITY TO COMPETE SUCCESSFULLY FOR FUTURE CONTRACTS COULD BE MATERIALLY IMPAIRED.

         The Defense Contract Audit Agency, or the "DCAA," and other government agencies routinely audit and investigate government contracts. These agencies review a contractor's performance on its contract, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor's compliance with, its internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. Therefore, a DCAA audit could materially affect our competitive position and result in a substantial adjustment to our revenues. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. If we were suspended or debarred from contracting with the federal government generally, or any significant agency in the intelligence community or Department of Defense, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our operating results would be materially harmed.

CONTRACT TYPES AND RISKS--OUR ESTIMATES OF THE TIME, RESOURCES AND EXPENSES REQUIRED TO COMPLETE OUR CONTRACTUAL COMMITMENTS MAY NOT BE ACCURATE.

         We enter into three principal types of contracts with the federal government: cost-plus, time and materials and fixed price. As of December 31, 2001, approximately 37% of our federal contracts are cost-plus, 34% are time and materials and 29% are fixed price. Under cost-plus type contracts, which are subject to a contract ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. However, if our costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs. Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. There is financial risk to us should our costs to perform time and materials contracts exceed the negotiated hourly billing rates. Under fixed price contracts, we are required to perform the contract tasks at a fixed price irrespective of the actual costs we incur, and consequently, any costs in excess of the fixed price are absorbed by us. Fixed price contracts, in comparison to cost-plus contracts, typically offer higher profit opportunities because we bear the risk of cost-overruns and receive the benefit of cost savings. For all contract types, there is risk associated with the assumptions we use to formulate our pricing of the proposed work. In addition, when we serve as a subcontractor under our contracts, we are exposed to the risks of delays in payment from the prime contractor for the services we provide.

RISKS UNDER INDEFINITE DELIVERY/INDEFINITE QUANTITY CONTRACTS, GSA SCHEDULE CONTRACTS AND GWACs. MANY OF OUR U.S. FEDERAL GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH INDEFINITE DELIVERY/INDEFINITE QUANTITY CONTRACTS, GSA SCHEDULE CONTRACTS AND GWACs UNDER WHICH WE ARE REQUIRED TO COMPETE FOR POST-AWARD ORDERS.

         Budgetary pressures and reforms in the procurement process have caused many U.S. federal government customers to increasingly purchase goods and services through Indefinite Delivery/Indefinite Quantity, or "ID/IQ," contracts, General Services Administration, Federal Supply Schedule contracts, or "GSA Schedule contracts," and other multiple award and/or Government Wide Acquisition Contracts, or "GWAC," vehicles. These contract vehicles have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenues under the relevant contract. There can be no assurance that we will continue to increase revenues or otherwise sell successfully under these contract vehicles. Our failure to compete effectively in this procurement environment could harm our operating results.

GOVERNMENT REGULATIONS--WE MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF PROCUREMENT RULES AND REGULATIONS. CHANGES IN GOVERNMENT REGULATIONS COULD HARM OUR OPERATING RESULTS.

         Our defense and federal civil agency businesses must comply with and are affected by various government regulations. Among the most significant regulations are:

         - the Federal Acquisition Regulations, and agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

         - the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

         - the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

         - laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

         These regulations affect how our customers and we can do business and, in some instances, impose added costs on our businesses. In addition, we are subject to industrial security regulations of the Department of Defense and other federal agencies that are designed to safeguard against foreigners' access to classified information. If we were to come under foreign ownership, control or influence, our federal government customers could terminate or

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decide not to renew our contracts, and it could impair our ability to obtain new contracts. Any changes in applicable laws and regulations could also harm our operating results. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government.

RISKS RELATING TO REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES--A DECLINE IN THE U.S. DEFENSE BUDGET MAY ADVERSELY AFFECT OUR OPERATIONS.

         Sales under contracts with the U.S. Department of Defense, including under subcontracts having the Department of Defense as the ultimate purchaser, represented approximately 69% of our sales in the twelve months ended December 31, 2001. The U.S. defense budget declined from time to time in the late 1980s and the early 1990s, resulting in a slowing of new program starts, program delays and program cancellations. These reductions caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses. While spending authorizations for defense-related programs by the government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, these spending levels may not be sustainable, and future levels of expenditures and authorizations for those programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. A general significant decline in military expenditures could harm our operating results.

WE ARE NOT ABLE TO GUARANTEE THAT CONTRACT ORDERS INCLUDED IN OUR ESTIMATED CONTRACT VALUE WILL RESULT IN ACTUAL REVENUES IN ANY PARTICULAR FISCAL PERIOD OR THAT THE ACTUAL REVENUES FROM SUCH CONTRACTS WILL EQUAL OUR ESTIMATED CONTRACT VALUE.

         There can be no assurance that any contracts included in our estimated contract value presented in this prospectus will result in actual revenues in any particular period or that the actual revenues from such contracts will equal our estimated contract value. Further, there can be no assurance that any contract included in our estimated contract value that generates revenue will be profitable. Our estimated contract value consists of funded backlog, which is based upon amounts actually appropriated by a customer for payment of goods and services, and unfunded contract value, which is based upon management's estimate of the future potential of our existing contracts (including contract options) to generate revenues. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. However, there can be no assurances that all of such estimated contract value will be recognized as revenue.

         In addition, the federal government's ability to select multiple winners under ID/IQ contracts and GWACs, as well as its right to award subsequent task orders among such multiple winners, means that there is no assurance that certain of our existing contracts will result in actual orders. Further, the federal government enjoys broad rights to unilaterally modify or terminate such contracts, including the right not to exercise options to extend multi-year contracts through the end of their potential terms. Accordingly, most of our existing contracts are subject to modification and termination at the federal government's discretion. In addition, funding for orders from the federal government is subject to approval on an annual basis by Congress pursuant to the appropriations process.

GOVERNMENT INTENT TO REPLACE LEGACY SYSTEMS--OUR BUSINESS WILL BE HARMED IF GOVERNMENT AGENCIES ARE UNWILLING TO REPLACE OR SUPPLEMENT EXPENSIVE LEGACY SYSTEMS.

         Government agencies have spent substantial resources over an extended period of time to develop computer systems and to train their personnel to use them. These agencies may be reluctant to abandon or supplement these legacy systems with Internet and other advanced technology systems because of the cost of developing them or the additional cost of re-training their personnel. Such reluctance would make it more difficult to acquire new contracts which would harm our business prospects.

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RELIANCE ON SUBCONTRACTORS--WE REGULARLY EMPLOY SUBCONTRACTORS TO ASSIST US IN
SATISFYING OUR CONTRACTUAL OBLIGATIONS. IF THESE SUBCONTRACTORS FAIL TO PERFORM THEIR CONTRACTUAL OBLIGATIONS, OUR PRIME CONTRACT PERFORMANCE AND OUR ABILITY TO OBTAIN FUTURE BUSINESS COULD BE MATERIALLY AND ADVERSELY IMPACTED.

         Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers. There is a risk that we may have disputes with subcontractors concerning a number of issues including the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our decision not to extend existing task orders or issue new task orders under a subcontract, or our hiring of former personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor. In extreme cases, such subcontractor performance deficiencies could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of reprocurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.

DEPENDENCE ON KEY PERSONNEL--IF WE LOSE OUR TECHNICAL PERSONNEL OR MEMBERS OF SENIOR MANAGEMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         Our continued success depends in large part on our ability to recruit and retain the technical personnel necessary to serve our clients effectively. Competition for skilled personnel in the information technology and systems engineering services industry is intense and technology service companies often experience high attrition among their skilled employees. Excessive attrition among our technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients' needs and constrain our future growth. In addition, we must often comply with provisions in federal government contracts that require employment of persons with specified levels of education, work experience and security clearances. The loss of any significant number of our existing key technical personnel or the inability to attract and retain key technical employees in the future could have a material adverse effect on our ability to win new business and could harm our operating results. There is also a risk that our efforts to hire personnel of our competitors or subcontractors or other persons could lead to claims being asserted against us that our recruitment efforts violate contractual arrangements or are otherwise wrongful.

         In addition, we believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team, led by Joseph M. Kampf. None of our senior management team has an employment contract with us. If Mr. Kampf or other members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

SECURITY CLEARANCE--IF WE CANNOT OBTAIN THE NECESSARY SECURITY CLEARANCES, WE MAY NOT BE ABLE TO PERFORM CLASSIFIED WORK FOR THE GOVERNMENT AND OUR REVENUES MAY SUFFER.

         Certain government contracts require us, and some of our employees, to maintain security clearances. If we lose or are unable to obtain security clearances, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which, if not replaced with revenue from other contracts, could seriously harm our operating results.

SECURITY ISSUES--SECURITY BREACHES IN SENSITIVE GOVERNMENT SYSTEMS COULD RESULT IN THE LOSS OF CLIENTS AND NEGATIVE PUBLICITY.

         Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions. A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other governmental clients.

CLIENT EXPECTATION---WE COULD LOSE REVENUES AND CLIENTS AND EXPOSE OUR COMPANY TO LIABILITY IF WE FAIL TO MEET CLIENT EXPECTATIONS.

         We create, implement and maintain technology solutions that are often critical to our clients' operations. If our technology solutions or other applications have significant defects or errors or fail to meet our clients' expectations, we may:

         - lose future contract opportunities due to receipt of poor past performance evaluations from our customers;

         - have contracts terminated for default and be liable to our customers for reprocurement costs and other damages;

         - receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

         - suffer claims for substantial damages against us, regardless of our responsibility for the failure.

         While many of our contracts limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients, we cannot be sure that these contractual provisions will protect us from liability for damages if we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, such claims could result in significant legal and other costs and may be a distraction to management.

ACQUISITION STRATEGY--WE INTEND TO PURSUE FUTURE ACQUISITIONS WHICH MAY ADVERSELY AFFECT OUR BUSINESS IF WE CANNOT EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

         We have completed and substantially integrated five strategic acquisitions since 1997. The federal government information technology solutions and systems engineering services industry remains fragmented, and we believe that acquisition and consolidation opportunities will continue to present themselves periodically. We intend to continue to selectively review acquisition candidates with a focus on companies with complementary skills or market focus. Our continued success will depend upon our ability to integrate any businesses we may acquire in the future. The integration of such businesses into our operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our business. Such difficulties of integration may involve the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and reconciling different corporate cultures. In addition, in certain acquisitions, federal acquisition regulations may require us to enter into government novation agreements, a potentially time-consuming process. Government agencies may delay in recognizing us as the successor contractor in these situations, thereby possibly preventing our realization of some of the anticipated benefits of such acquisitions. There can be no assurance that acquired entities will operate profitably, that we will realize anticipated synergies or that these acquisitions will cause our operating performance to improve.

         Although management regularly engages in discussions with and submits acquisition proposals to acquisition targets, there can be no assurance that suitable acquisition targets will be available in the future on reasonable terms. In addition, to the extent that we complete any additional acquisitions, no assurance can be given that acquisition financing will be available on reasonable terms or at all, that any new businesses will generate revenues or net income comparable to our existing businesses or that such businesses will be integrated successfully or operated profitably.

POTENTIAL UNDISCLOSED LIABILITIES ASSOCIATED WITH ACQUISITIONS--WE MAY BE SUBJECT TO CERTAIN LIABILITIES ASSUMED IN CONNECTION WITH OUR ACQUISITIONS THAT COULD HARM OUR OPERATING RESULTS.

         We conduct due diligence in connection with each of our acquisitions. In connection with any acquisition made by us, there may be liabilities that we fail to discover or that we inadequately assess in our due diligence efforts. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other customers, we, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. The discovery of any material liabilities associated with our acquisitions could harm our operating results.

OUR EMPLOYEES MAY ENGAGE IN IMPROPER ACTIVITIES WITH ADVERSE CONSEQUENCES TO OUR BUSINESS.

         As with other government contractors, we are faced with the possibility that our employees may engage in misconduct, fraud or other improper activities that may have adverse consequences to our prospects and results of operations. Misconduct by employees could include failures to comply with federal government procurement regulations, violation of federal requirements concerning the protection of classified information, improper labor and cost charging to contracts and misappropriation of government or third party property and information. The occurrence of any such employee activities could result in our suspension or debarment from contracting with the federal government, as well as the imposition of fines and penalties, which would cause material harm to our business.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL BUSINESS EXPOSES US TO ADDITIONAL RISKS INCLUDING EXCHANGE RATE FLUCTUATIONS, FOREIGN TAX AND LEGAL REGULATIONS AND POLITICAL OR ECONOMIC INSTABILITY THAT COULD HARM OUR OPERATING RESULTS.

         In connection with our international operations, which generated 1.2% of our revenues for the twelve months ended December 31, 2001, we are subject to risks associated with operating in and selling to foreign countries, including:

         -        devaluations and fluctuations in currency exchange rates;

         - changes in or interpretations of foreign regulations that may adversely affect our ability to sell all of our products or repatriate profits to the United States;

         - imposition of limitations on conversions of foreign currencies into dollars;

         - imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

         -        hyperinflation or political instability in foreign countries;

         - imposition or increase of investment and other restrictions or requirements by foreign governments; and

         - U.S. arms export control regulations and policies which govern our ability to supply foreign affiliates and customers.

         Although our international operations are not currently substantial, to the extent we expand our international operations, these and other risks associated with international operations are likely to increase. Although such risks have not harmed our operating results in the past, no assurance can be given that such risks will not harm our operating results in the future.

RISKS RELATED TO OUR CAPITAL STRUCTURE

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

         We have a significant amount of debt outstanding. As of December 31, 2001, after giving effect to our initial public offering, our debt would have been $113.5 million. You should be aware that this level of debt could have important consequences to you as a holder of shares. Below we have identified for you some of the material potential consequences resulting from this significant amount of debt.

         - We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

         - A significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, thereby reducing the amount of cash we have available for other purposes.

         - Our ability to adjust to changing market conditions may be hampered. We may be more vulnerable in a volatile market.

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT DEBT LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

         We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the indenture governing our 12% senior subordinated notes due 2009, or "12% Notes," and of our credit facility limit but do not prohibit us or our subsidiaries from doing so. As of December 31, 2001, after giving effect to our initial public offering, our credit facility would have permitted additional borrowings of up to $96.1 million. If new debt is added by us or our subsidiaries, the related risks that we and they now face could intensify.

ABILITY TO SERVICE DEBT--TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

         - the current economic and competitive conditions in the information technology industry;

         - budgetary constraints affecting federal government spending, and changes in fiscal policies or available funding;

         - federal government shutdowns and other potential delays in the government appropriations process;

         - delays in the payment of our invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons;

         - any operating difficulties, operating costs or pricing pressures we may experience;

         - the passage of legislation or other regulatory developments that affect us adversely; and

         -        any delays in implementing any strategic projects we may have.

         We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our debt obligations. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies would require the consent of our senior secured lenders before we engage in any such strategy.

RESTRICTIVE DEBT COVENANTS--THE TERMS OF OUR CREDIT FACILITY AND THE INDENTURE GOVERNING OUR 12% NOTES IMPOSE SIGNIFICANT RESTRICTIONS ON OUR ABILITY AND THAT OF OUR SUBSIDIARIES TO TAKE CERTAIN ACTIONS, WHICH MAY HAVE AN IMPACT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

         The indenture and our credit facility impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

         -        incurring or guaranteeing additional debt;

         - paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

         -        making investments;

         -        creating liens on our assets;

         -        issuing or selling capital stock of our subsidiaries;

         -        transforming or selling assets currently held by us;

         -        engaging in transactions with affiliates; and

         -        engaging in mergers or consolidations.

         The failure to comply with any of these covenants would cause a default under the indenture and our credit agreement. A default, if not waived, could result in acceleration of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that are not favorable to stockholders such as yourself.

CONCENTRATION OF OWNERSHIP--WE WILL BE CONTROLLED BY ENTITIES UNDER THE CONTROL OF MR. ISEMAN, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

         Caxton-Iseman Capital, Inc. is a leveraged buy-out firm based in New York. Affiliates of and companies managed by Caxton-Iseman Capital, Inc., including Azimuth Technologies, L.P., Azimuth Tech. II LLC and Frederick J. Iseman, which we refer to collectively as the "Caxton-Iseman stockholders," beneficially own approximately 40% of the outstanding shares of our common stock. Because the Caxton-Iseman stockholders are controlled by Frederick J. Iseman and because of voting arrangements with other stockholders of ours, Mr. Iseman can control the election of our directors and the outcome of all matters submitted to a vote of our stockholders, as well as our management, operations and policies, and may be deemed to beneficially own the capital stock held by the Caxton-Iseman stockholders. In addition, our amended and restated certificate of incorporation provides that the Caxton-Iseman stockholders have the right to nominate a number of persons for election as director in proportion to their beneficial ownership of our common stock so long as they beneficially own at least 10% of our common stock. Currently, there are four Caxton-Iseman directors. On February 8, 2002, we increased the size of our board to twelve, and elected three new directors, thereby leaving two vacancies to be filled after the consummation of our initial public offering. Pursuant to the provisions of our amended and restated certificate of incorporation, the Caxton-Iseman stockholders may fill these two vacancies.

         Mr. Iseman's interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests. The Caxton-Iseman stockholders can sell all or a portion of their stock without providing other stockholders the opportunity to sell their stock. In addition, the terms of our rights plan exclude transactions with the Caxton-Iseman stockholders and any of their transferees. The concentration of ownership also may delay, defer or even prevent a change in control of our company, and make some transactions more difficult or impossible without the support of the Caxton-Iseman stockholders. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

RISKS RELATED TO THE OWNERSHIP OF OUR COMMON STOCK

FLUCTUATIONS IN OUR OPERATING RESULTS--OUR QUARTERLY REVENUES AND OPERATING RESULTS COULD BE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

         Our quarterly revenues and operating results may fluctuate significantly in the future. In particular, if the federal government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Consequently, we may realize lower revenues in quarters ending after September 30. Further, the rate at which the federal government procures technology may be negatively affected following changes in presidential administrations and senior government officials. As a result, our operating results could be volatile and difficult to predict and period-to-period comparisons of our operating results may not be a good indication of our future performance. Our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE YOUR PURCHASE PRICE.

         Prior to our initial public offering, there was no public market for our common stock. We cannot predict whether a liquid trading market will develop. The market price of our common stock could be subject to wide fluctuations as a result of many factors, including those listed in this "Risk Factors" section of this prospectus.

         In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

         - our operating performance and the performance of other similar companies;

         - federal government spending levels, both generally and by our particular customers;

         - delays in the payment of our invoices by government payment offices, resulting in potentially reduced earnings during a particular fiscal quarter;

         - news announcements relating to us, our industry or our competitors;

         - changes in earnings estimates or recommendations by research analysts;

         -        changes in general economic conditions;

         -        the number of shares to be publicly traded after the IPO;

         -        actions of our current stockholders;

         - the passage of legislation or other regulatory developments that affect us adversely; and

         - other developments affecting us, our industry or our competitors.

SALE OF SHARES BY EXISTING STOCKHOLDERS--A LARGE NUMBER OF OUR SHARES ARE OR WILL BE ELIGIBLE FOR FUTURE SALE WHICH COULD DEPRESS OUR STOCK PRICE.

         Sales of a substantial number of shares of our common stock, or the perception that a large number of shares will be sold, could depress the market price of our common stock. Following the expiration of the initial public offering "lock-up" period on September 9, 2002, holders of approximately 15,959,261 shares of common stock will be entitled to dispose of their shares, although the shares of common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, Goldman, Sachs & Co., the lead underwriter of our initial public offering, may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the lock-up.

         As of the date of this offering, the holders of approximately 16,777,325 shares of our common stock (including shares issuable upon the exercise of outstanding options) have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline.

OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND OUR STOCKHOLDERS' RIGHTS PLAN CONTAIN PROVISIONS THAT MAY DISCOURAGE A TAKEOVER ATTEMPT.

         Provisions contained in our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our amended and restated certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect some corporate actions. For example, our amended and restated certificate of incorporation authorizes our board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company, and could limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, a change of control of our company may be delayed or deferred as a result of our having three classes of directors or the stockholders' rights plan adopted by our board. Our stockholders' rights plan is designed to enable all stockholders to receive fair and equal treatment in any proposed takeover and to guard against partial or two-tiered tender offers, open market accumulations and other abusive tactics to gain control of Anteon. The provisions of the plan might make an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and might be favored by a majority of our stockholders.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements under "Risk Factors" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. All projections contained in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to:

         -        funded backlog;

         -        estimated contract value;

         - our expectations regarding the federal government's procurement budgets and reliance on outsourcing of services; and

         - our financial condition and liquidity, as well as future cash flows and earnings.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results and do not intend to do so. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the following:

         - the integration of acquisitions without disruption to our other business activities;

         -        changes in general economic and business conditions;

         - changes in federal government procurement laws, regulations, policies and budgets;

         - the number and type of contracts and task orders awarded to us;

         -        technological changes;

         -        the ability to attract and retain qualified personnel;

         -        competition;

         - our ability to retain our contracts during any rebidding process; and

         -        the other factors outlined under "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         This prospectus relates to offers and sales by the selling stockholders of shares of common stock acquired or to be acquired under the Amended and Restated Omnibus Stock Plan. The following table sets forth the names of the selling stockholders, the number of shares of our common stock owned by each of them as of March 8, 2002 and the number of shares of our common stock covered by this prospectus. Because the selling stockholders may sell all or some part of the common stock that they hold under this prospectus and this offering is not being underwritten on a firm commitment basis, we can give no estimate as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. None of the selling stockholders owns more than 1% of our outstanding common stock. Each selling stockholder is a current or former director, officer or employee of ours. Our common stock offered by this prospectus may be offered from time to time, in whole or in part, by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement.

                                                 Shares Owned and Which May Be
       Selling Stockholder                         Sold Under This Prospectus
       -------------------                         --------------------------
       Robert S. Anderl                                        1,200
       John S. Barry                                          10,400
       Percy Baynes                                            4,000
       Victor N. Berlin                                        1,600
       Niels P. Biamon                                           800
       Daniel C. Boshell                                         800
       Robert L. Buchanan, Jr.                                 5,600
       Victor R. Bukowski                                      6,400
       Robert D. Burk                                         16,800
       Ruth M. Campbell                                        5,600
       John D. Cerimele                                        3,200
       Kathleen M. Dailey                                     14,720
       Mark A. Darder                                            800
       Gilbert Decker                                         40,320
       Ronald E. Demeter                                       3,200
       Richard E. Edelman                                        400
       Nick Evans                                              1,600
       Jeffrey L. Flading                                      6,400
       James L. Flint                                            800
       Terry L. Glover                                           200
       William L. Gold                                           800
       Robert M. Gorman                                       16,000
       Stanley E. Graves                                       8,000
       Walter B. Greenspon                                     1,600
       Robert K. Guest                                         1,600
       William Gunst                                           3,200
       Douglas D. Henry                                          800
       Joseph W. Hollick                                       1,600
       Eleanor S. Holmes                                       3,200
       Gary Hopkins                                            4,800
       Thomas H. Howell                                        3,360
       James W. Huffman                                        1,600
       David L. Isenberg                                       3,360
       Betty A. Jacob                                         12,000
       William D. James                                        4,480

                                                 Shares Owned and Which May Be
       Selling Stockholder                         Sold Under This Prospectus
       -------------------                         --------------------------
       Paul N. Johnson                                         3,840
       Paul G. Kaminski                                       40,320
       Martin W. Kee                                             400
       Brian A. Kosmal                                         2,240
       Michael L. Lander                                       2,240
       Charles E. Lockhart                                     2,000
       Catherine L. Mahoney                                    4,800
       Robert R. Mahoney                                       5,600
       Mary J. Mathews                                           400
       Joseph Maurelli                                        72,000
       Keith J. Maxwell                                        2,240
       James L. May                                            7,200
       James W. McCaskey                                       3,000
       Rodney H. Medford                                         200
       Daniel P. Morrisey                                      4,160
       Michael Mulligan                                        1,600
       Patrick H. Neary                                        1,440
       Dean Olney                                              7,200
       Lawrence F. Page                                       16,000
       Michael J. Park                                         4,800
       Quynh N. Pham                                             800
       Francis S. Quagliata                                   13,600
       Bayard Russell                                            800
       Curtis L. Schehr                                        6,400
       Michele A. Secco                                        4,800
       James G. Shira                                          3,200
       Pemberton Smith                                         8,000
       Jill Townsend                                           3,200
       Gerald H. Tussing                                       5,600
       Max E. Voigtritter                                      1,200
       John Walters                                            4,000
       Samuel C. Ward                                          2,560
       David A. Weiser                                         5,760
       John R. Williamson                                      4,800
       James E. Windham, Jr.                                     400
       John F. Youngworth                                      1,600
       Total:                                                439,640

                              PLAN OF DISTRIBUTION

         We are registering the common stock covered by this prospectus for the selling stockholders listed in the table set forth in "Selling Stockholders." As used in this prospectus, "selling stockholder" includes the permitted donees, transferees, successors-in-interest or others who may later hold such selling stockholders' interests in the shares of our securities covered hereby and are entitled to resell shares using this prospectus.

         The selling stockholders may sell the common stock being offered by this prospectus in one or more of the following ways at various times, which may include block transactions or crosses:

         - to underwriters for resale to the public or to institutional investors;

         -        directly to the public or institutional investors; or

         - through brokers, dealers or agents to the public or to institutional investors.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the common stock on the NYSE or any other exchange or automated quotation system on which our common stock may be listed in the future, in negotiated transactions or otherwise. Those sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by some of the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any of those derivative securities.

         In addition, the selling stockholders may sell some or all of the shares of common stock covered by this prospectus through:

         - block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

         - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers; or privately negotiated transactions.

         When selling the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. For example, the selling stockholders may:

         - enter into transactions involving short sales of the common stock by broker-dealers or other financial institutions;

         - sell common stock short itself and redeliver such shares to close out its short positions;

         - enter into options or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or other financial institution, who will then resell or transfer the common stock under this prospectus; or

         - loan or pledge the common stock to a broker-dealer or other financial institution, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         Broker-dealers engaged in connection with the sale of shares of common stock covered by this prospectus may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers of the shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of a particular broker-dealer may be in excess of customary commissions. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers or agents involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents may qualify as underwriters' compensation under the Securities Act.

         In addition to selling shares of common stock under this prospectus, the selling stockholders may:

         - transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

         - sell shares of common stock under Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

         - sell shares of common stock by any other legally available means.

         We are not aware of any agreements, arrangements or understandings between any of the selling stockholders and brokers, dealers, agents or underwriters regarding the sale of shares of common stock by the selling stockholders.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a supplement to this prospectus, if one is required, under Rule 424(b) under the Securities Act. That supplement, if required, will disclose, to the extent applicable:

         - the name of each such selling stockholder and of the participating underwriter, broker-dealer or agent,

         -        the number of shares involved,

         -        the price at which those shares were sold,

         -        the commissions paid or discounts or concessions allowed and

         -        other facts material to the transaction.

         In addition, if required by the Securities Act, we will file a supplement to this prospectus upon being notified by a selling stockholder that any successor in interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of common stock.

                                  LEGAL MATTERS

         Paul, Weiss, Rifkind, Wharton & Garrison will pass upon the validity of the common stock offered by this prospectus for us. Paul, Weiss, Rikfind, Wharton & Garrison has represented certain of the Caxton-Iseman stockholders from time to time.

                                     EXPERTS

         The consolidated financial statements and schedule of Anteon International Corporation and subsidiaries as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, and the consolidated financial statements of Analysis & Technology, Inc. and subsidiaries as of and for the year ended March 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Sherikon, Inc. as of December 31, 1998 and 1999, and for each of the years in the two-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of Keller Bruner & Company LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of the Training Division of SIGCOM, Inc. as of December 31, 1999 and 2000, and for each of the years in the two-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of Bason and Company PA, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information previously filed with the Securities and Exchange Commission by us are hereby incorporated by reference in this registration statement:

         (1) The prospectus dated March 11, 2002, as filed by us under Rule 424(b) on March 12, 2002.

         (2) The description of our common stock set forth under the caption "Description of Capital Stock" in our prospectus dated March 11, 2002, as filed by us under Rule 424(b) on March 12, 2002.

         All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Our amended and restated certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

         In addition, pursuant to our By-laws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

         We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

         Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

         The issuance of the common stock to be resold pursuant to this registration statement was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

ITEM 8.    EXHIBITS

4.1          Specimen Stock Certificate (incorporated by reference to Exhibit
             4.7 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.2 Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.3 Form of Certificate of Designations of Series A Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.4 Form of By-laws (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.5 Form of Rights Agreement (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
5.1          Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
23.1 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included as part of Exhibit 5.1)
23.2         Consent of KPMG LLP with respect to the Company
23.3         Consent of KPMG LLP with respect to Analysis & Technology, Inc.
23.4         Consent of Keller Bruner & Company LLP with respect to Sherikon,
             Inc.
23.5 Consent of Bason and Company PA with respect to Training Division of SIGCOM, Inc.
24.1         Power of Attorney (included on signature page of this Registration
             Statement)

ITEM 9.    UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on March 26, 2002.

                               ANTEON INTERNATIONAL CORPORATION

                                By: /s/ Joseph M. Kampf
                                   --------------------------------
                                    Name: Joseph M. Kampf
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph M. Kampf, Carlton B. Crenshaw and Curtis L. Schehr, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to intents and purposes as he might do or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on March 26, 2002 by the following persons in the capacities indicated.

               SIGNATURE                             TITLES
             -------------                         ----------

         /s/ Frederick J. Iseman        Chairman of the Board and Director
------------------------------------
         Frederick J. Iseman

         /s/ Joseph M. Kampf            President, Chief Executive Officer and
------------------------------------    Director
         Joseph M. Kampf

         /s/ Carlton B. Crenshaw        Chief Financial Officer and Chief
------------------------------------    Accounting Officer
         Carlton B. Crenshaw

         /s/ Thomas M. Cogburn          Director
------------------------------------
         Thomas M. Cogburn

         /s/ Gilbert F. Decker          Director
------------------------------------
         Gilbert F. Decker

               SIGNATURE                             TITLES

         /s/ Robert A. Ferris
------------------------------------                Director
         Robert A. Ferris

         /s/ Dr. Paul Kaminski                      Director
------------------------------------
         Dr. Paul Kaminski

         /s/ Steven M. Lefkowitz                    Director
------------------------------------
         Steven M. Lefkowitz

------------------------------------                Director
         William J. Perry

------------------------------------                Director
         Henry Hugh Shelton

         /s/ Thomas J. Tisch                        Director
------------------------------------
         Thomas J. Tisch

                                INDEX TO EXHIBITS

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.2 Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.3 Form of Certificate of Designations of Series A Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.4 Form of By-laws (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
4.5 Form of Rights Agreement (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 (Commission File No. 333-75884) of the Company)
5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
23.1 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included as part of Exhibit 5.1)
23.2     Consent of KPMG LLP with respect to the Company
23.3     Consent of KPMG LLP with respect to Analysis & Technology, Inc.
23.4     Consent of Keller Bruner & Company LLP with respect to Sherikon, Inc.
23.5 Consent of Bason and Company PA with respect to Training Division of SIGCOM, Inc.
24.1     Power of Attorney (included on signature page of this Registration
         Statement)